Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Wrap Technologies, Inc., a Delaware corporation (the “Company”), and TJ Kennedy (“Executive”) on April 1, 2022 (the “Execution Date”). For all purposes under this Agreement, “Commencement Date” shall mean the date on which Executive commences employment with the Company hereunder, which the Company and Executive expect to be on or about April 18, 2022. This Agreement and all obligations hereunder shall be null and void if the Commencement Date does not occur by May 1, 2022; provided, however, the Company and Executive agree that if the Commencement Date does not occur by such date because of the Company’s termination of this Agreement for any reason other than the occurrence of a Cause event or Executive’s breach of any obligation he owes to a third party, then Executive shall be entitled to seek damages and any other relief to which he may be entitled from the Company.

1.    Employment. During the Employment Period (as defined in Section 4), the Company shall employ Executive, and Executive shall serve, as Chief Executive Officer of the Company and in such other position or positions as may be assigned from time to time by the board of directors of the Company (the “Board”). Executive shall report directly to the Board.

2.    Duties and Responsibilities.

(a)    During the Employment Period, Executive shall devote Executive’s best efforts and full business time and attention to the businesses of the Company and its direct and indirect subsidiaries as may exist from time to time (collectively, the “Company Group”) as may be requested by the Board from time to time.  Executive’s duties and responsibilities shall include those normally incidental to the position identified in Section 1, as well as such additional duties as may be assigned to Executive by the Board from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. During the Employment Period and subject to Executive’s continued compliance with all obligations hereunder, Executive may serve as a director on other public and private boards as previously approved by the Board.

(b)    Executive hereby represents and warrants that Executive is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Executive from executing this Agreement or fully performing each of Executive’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Executive hereunder. Executive expressly acknowledges and agrees that Executive is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Executive promises that Executive shall not do so. Executive shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

(c)    Executive’s principal work location during the Employment Period will be, and Executive will spend substantially all of his business time at, the Company’s offices in the Phoenix, Arizona area (which includes, for the avoidance of doubt, Tempe, Arizona), subject to any travel required in order for the Executive to perform his duties and responsibilities.

3.    Compensation; Equity Awards.

(a)    Base Salary. During the Employment Period, the Company shall pay to Executive an annualized base salary of $415,000 (the “Base Salary”) in consideration for Executive’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.

(b)    Annual Bonus. For each complete fiscal year of the Company (each such fiscal year, a “Bonus Year”) during the Employment Period, Executive shall be eligible for discretionary bonus compensation with a target amount equal to seventy-five percent (75%) of Executive’s Base Salary (the “Annual Bonus”). The actual amount of Annual Bonus, if any, for each Bonus Year shall be determined by the Board (or a committee thereof) in its sole discretion, sitting without Executive. Notwithstanding the foregoing, Executive shall be eligible to receive a discretionary, bonus for the portion of the 2022 fiscal year of the Company that Executive is employed by the Company hereunder without proration (the “2022 Bonus”). The target goals applicable to each Annual Bonus shall be established by the Board (or a committee thereof) within a reasonable period of time following the beginning of each applicable fiscal year following consultation with Executive; provided, that such target goals for the 2022 Bonus shall be established within sixty (60) days of the Commencement Date. Each Annual Bonus (and the 2022 Bonus), if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether Executive has earned any Annual Bonus and the amount of such Annual Bonus, but in no event later than 90 days following the end of such Bonus Year. Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus (or the 2022 Bonus), if any, nor any portion thereof, shall be payable for any Bonus Year (or, with respect to the 2022 Bonus, for 2022) unless Executive remains continuously employed by the Company from the Commencement Date through the date on which such Annual Bonus or 2022 Bonus is paid, except as set forth in Section 7(f)(ii) below.

(c)    Sign-On Awards.

(i)    Within ten business days following the Commencement Date, and subject to the approval of the Board (or a committee thereof) and the Company’s stockholders (to the extent necessary), the Company will grant Executive an award of restricted stock units settled in shares of the Company’s common stock, under the Company’s Amended 2017 Equity Compensation Plan or any successor plan thereto (the “Equity Plan”) and those determined by the Board (or a committee thereof) consistent with the Equity Plan and the terms of this Agreement (the “Sign-On Equity”). The Sign-On Equity will have a grant date fair value equal to $50,000 and will vest on the first anniversary of the Commencement Date subject to Executive’s continued employment with the Company through such vesting date; provided, that any unvested portion of the Sign-On Equity will vest upon Executive’s satisfaction of the Release Condition following a termination of Executive’s employment without Cause pursuant to Section 7(b) below or by Executive for Good Reason pursuant to Section 7(c) below (such a termination, a “Qualifying Termination”) prior to the vesting date. .

(ii)    Within thirty (30) days following the Commencement Date, the Company will provide Executive with a lump sum cash payment of $50,000 (the “Sign-On Payment”), the gross amount of which will be subject to repayment by the Executive within ten (10) days following any termination of Executive’s employment by the Company for Cause pursuant to Section 7(a) below or resignation by Executive without Good Reason pursuant to Section 7(e) below prior to the first anniversary of the Commencement Date.

(d)    Equity Awards. In connection with Executive’s employment hereunder, and subject to the approval of the Board (or a committee thereof) and the Company’s stockholders (to the extent necessary), as soon as practicable (but in all events within ten (10) business days) following the Commencement Date, Executive shall be granted the following equity-based awards:

(i)    A nonqualified option to purchase shares of the Company’s common stock, under the Equity Plan and which will have terms and conditions set forth in the Equity Plan and this Agreement, with a grant date fair value equal to $675,000 and an exercise price equal to the Fair Market Value (as defined in the Equity Plan) on the grant date (the “Option Award”). The Option Award will (x) vest in substantially equal installments on each of the first through third anniversaries of the Commencement Date, subject to Executive’s continued employment with the Company through each vesting date, (y) upon the later of (I) Executive’s satisfaction of the Release Condition following a Qualifying Termination and (II) the consummation of a Corporate Transaction (as defined in the Equity Plan), in each case, during the Change in Control Protection Period (as defined below), and (z) otherwise have terms and conditions as determined by the Board (or a committee thereof) consistent with the Equity Plan.

(ii)    An award of restricted stock units, under the Equity Plan and which will have terms and conditions set forth in the Equity Plan and this Agreement, with a grant date fair value equal to $675,000, which will (x) vest in substantially equal installments on each of the first through third anniversaries of the Commencement Date of grant, subject to Executive’s continued employment with the Company through each vesting date, (y) vest (to the extent then unvested) upon the later of (I) Executive’s satisfaction of the Release Condition following a Qualifying Termination and (II) the consummation of a Corporate Transaction (as defined in the Equity Plan), in each case, during the Change in Control Protection Period (as defined below), and (z) otherwise have terms and conditions as determined by the Board (or a committee thereof) consistent with the Equity Plan (the “RSU Award”). No portion of the RSU Award will be settled in shares of the Company’s common stock prior to the 18-month anniversary of the Commencement Date, and thereafter any vested portion of the RSU Award will be settled in shares of the Company’s common stock during the one-year period following each such vesting date, but in all events in compliance with, or exempt from, the requirements of Section 409A (as defined below)). For purposes of this Agreement, “Change in Control Protection Period” shall mean (1) the period beginning on the execution date of definitive documentation, the consummation of which would result in a Corporate Transaction and concluding on the date that is 18 months following the consummation of a Corporate Transaction (in all events subject to the consummation of the Corporate Transaction); and (2) solely to the extent the party or parties with which the Corporate Transaction is consummated requests or otherwise causes the Company to effect the Qualifying Termination, the period beginning on the date that is six months prior to the consummation of a Corporate Transaction (and in all events subject to the consummation of the Corporate Transaction).

(iii)    A nonqualified option to purchase 2.25% of the number of shares of the Company’s common stock that are issued and outstanding as of the Commencement Date, which will have an exercise price equal to the Fair Market Value (as defined in the Equity Plan) on the grant date, under the Equity Plan and which and will have terms and conditions substantially similar to those set forth in the Equity Plan and this Agreement (the “Performance Option”). The Performance Option will vest, subject to Executive’s continued employment with the Company through each vesting date, (x) with respect to 1/3rd of the award on the date on which the Company’s market capitalization meets or exceeds $250 million for each trading day during three consecutive months, (y) with respect to 1/3rd of the award on the date on which the Company’s market capitalization meets or exceeds $500 million for each trading day during three consecutive months, and (z) with respect to the remaining 1/3rd of the award on the date on which the Company’s market capitalization meets or exceeds $1 billion for each trading day during three consecutive months. The Performance Option will otherwise have terms and conditions as determined by the Board (or a committee thereof) consistent with the Equity Plan. For the avoidance of doubt, if there is a Corporate Transaction and the market capitalization of the Company implied by the applicable purchase price meets a threshold set forth in this subsection (iii), the three month period shall be disregarded and, with effect as of the consummation of such Corporate Transaction, the option shall (1) vest to the extent the market capitalization of the Company implied by the applicable purchase price meets or exceeds a threshold set forth in this Subsection (iii).and (2) be forfeited to the extent the market capitalization of the Company implied by the applicable purchase price does not meet or exceed a threshold set forth in Subsection (iii).

(iv)    In addition, and without limiting anything contained in the previous sentence and any applicable policy, other than the sale of shares of the Company’s common stock to satisfy any tax obligation that may become due on the vesting or settlement of the RSU Award or Sign-On Equity, for so long as Executive remains a director or executive officer of the Company, any sales of shares of the Company’s common stock issued to Executive upon the settlement of the RSU Award or the Sign-On Equity or the exercise of either the Option Award or the Performance Option shall be subject to advanced approval by the Board (or a Committee thereof) as determined in its discretion, with such approval not to be unreasonably withheld or delayed.

4.    Term of Employment. The initial term of Executive’s employment under this Agreement shall be for the period beginning on the Commencement Date and ending on the second anniversary of the Commencement Date (the “Initial Term”). On the second anniversary of the Commencement Date (if Executive’s employment hereunder has not been earlier terminated), and on each subsequent anniversary thereafter, the term of Executive’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 7. The period from the Commencement Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.    Business Expenses. Subject to Section 23, the Company shall reimburse Executive for Executive’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Executive’s duties under this Agreement during the Employment Period so long as Executive timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for any expenses incurred prior to the Commencement Date or after the date of Executive’s termination of employment with the Company.

6.    Benefits. During the Employment Period, Executive shall be eligible to participate in the same benefit plans and programs in which other executive-level Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

7.    Termination of Employment.

(a)    Company’s Right to Terminate Executive’s Employment for Cause. The Company shall have the right to terminate Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)    Executive’s material breach of this Agreement or any other written agreement between Executive and one or more members of the Company Group, including Executive’s material breach of any representation, warranty or covenant made under any such agreement;

(ii)    Executive’s material breach of any policy or code of conduct established by a member of the Company Group and applicable to Executive that has been previously disclosed or made available to Executive;

(iii)    Executive’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation);

(iv)    Executive’s breach of fiduciary duty, fraud, theft or embezzlement;

(v)    Executive’s willful misconduct or gross negligence which is, or reasonably could be expected to be, materially injurious to any member of the Company Group;

(vi)    the commission by Executive of, or conviction or indictment of Executive for, or plea of nolo contendere by Executive to, any felony (or state law equivalent) or any crime involving moral turpitude or that could otherwise be injurious to the Company or any other member of the Company Group (including by being harmful to any such entity’s reputation); or

(vii)    Executive’s willful failure or refusal, other than due to Disability, to perform Executive’s obligations pursuant to this Agreement or to follow any lawful directive from the Board; provided, however, that if Executive’s actions or omissions as set forth in this Sections 7(a)(i), 7(a)(ii) or 7(a)(vii) are of such a nature that the Board (sitting without Executive, if applicable) determines that they are curable by Executive, such actions or omissions must remain uncured ten (10) days after the Board first provided Executive written notice of the obligation to cure such actions or omissions.

(b)    Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Executive’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Executive.

(c)    Executive’s Right to Terminate for Good Reason. Executive shall have the right to terminate Executive’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)    a material diminution in Executive’s Base Salary not in connection with an Across-the-Company Reduction;

(ii)    a material diminution in Executive’s authority, duties, and responsibilities as Chief Executive Officer; or

(iii)    a material breach by the Company of any of its obligations under this Agreement, which shall include the failure of the Board to approve Executive’s equity-based compensation as set forth in Section 3(c) and 3(d) hereof;

An “Across-the-Company Reduction” shall mean a general reduction in salaries of all or substantially all of the senior executives employed by the Company, which reduction (a) affects Executive in substantially the same manner as the other senior executives who are also affected by such general reduction, and (b) does not, in the aggregate, constitute a reduction by more than ten percent (10%) of Executive’s then current Base Salary. Notwithstanding anything to the contrary, an Across-the-Company Reduction shall not constitute a breach hereunder.

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), (ii) or (iii) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (B) Executive must provide written notice to the Board of the existence of such condition(s) within forty-five (45) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice (the “Cure Period”); and (D) the date of Executive’s termination of employment must occur on the day immediately following the expiration of the Cure Period. Further notwithstanding the foregoing, no suspension of Executive or a reduction in Executive’s authority, duties and responsibilities in conjunction with any leave required, or other action taken, by the Company as part of any investigation into alleged wrongdoing by such Executive shall give rise to Good Reason.

(d)    Death or Disability. Upon the death of Executive, or upon written notice from the Company following Executive’s Disability, Executive’s employment with the Company shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder, other than the Accrued Rights (as defined below). For purposes of this Agreement, a “Disability” shall exist if the Board determines that Executive is unable to perform the essential functions of Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period.

(e)    Executive’s Right to Terminate for Convenience. In addition to Executive’s right to terminate Executive’s employment for Good Reason, Executive shall have the right to terminate Executive’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Executive has provided notice to the Company of Executive’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

(f)    Effect of Termination.

(i)    If Executive’s employment hereunder is terminated by either party for any reason, Executive shall be entitled to: (A) any earned but unpaid Base Salary earned during the Employment Period and applicable to all pay periods prior to the Termination Date (as defined below); (B) any unreimbursed business expenses properly incurred pursuant to Section 5, provided that Executive makes any reimbursement request within thirty (30) days following the Termination Date; and (C) any employee benefits to which Executive may be entitled under the Company’s employee benefit plans or programs in which Executive participates as of the Termination Date, subject to the terms and conditions of the applicable plans and programs in effect from time to time (collectively, the “Accrued Rights”).

(ii)    If Executive’s employment hereunder is terminated by the Company without Cause pursuant to Section 7(b), or by Executive for Good Reason pursuant to Section 7(c), or upon the end of the Initial Term or a Renewal Term, as applicable, as the result of the Company’s issuance of a notice of non-renewal pursuant to Section 4 above, then so long as (and only if) Executive: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of all claims in a form reasonably acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment, engagement, or affiliation with the Company and any other member of the Company Group or the termination of such employment, engagement or affiliation, but excluding (1) all claims to severance payments Executive may have under this Section 7, (2) any vested and non-forfeitable rights that Executive may have at the time of termination in any tax qualified employee plan, any retirement plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, or any equity-based incentive plan (subject to Section 25 hereof) and (3) any rights Executive may have at the time of termination to (a) be indemnified (and advanced legal fees and costs) pursuant to the terms of the Company’s organizational documents or any other agreement between Executive and the Company, or (b) coverage under any applicable directors and officers’ or similar liability insurance; and (B) abides by the terms of each of Sections 9, 10 and 11, then the Company shall: (x) make severance payments to Executive in a total amount equal to 12 months’ worth of Executive’s Base Salary (without regard to any reduction that gave rise to Good Reason) for the year in which such termination occurs (such total severance payments being referred to as the “Severance Payment”); (y) pay to Executive any earned (as determined by the Board) but unpaid Annual Bonus in respect of any completed Bonus Year that has ended prior to the Termination Date, which shall be paid at the same time annual bonuses are paid to senior executives of the Company, but in all events no later than March 15th of the year following the year in which the Termination Date occurs (the “Termination Bonus Payment”), and (z) make available the COBRA Benefit (as defined below) (collectively, the Severance Payment, Termination Bonus Payment, and COBRA Benefit are referred to herein as the “Termination Benefits”). The Severance Payment will be divided into substantially equal installments paid over the 12-month period following the date on which Executive’s employment terminates (the “Termination Date”). On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company shall pay to Executive, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Termination Date, and each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such 12-month period.

(iii)    If Executive’s termination gives rise to his being eligible for, and if Executive satisfies the conditions to receive, the Severance Payment, then for the portion, if any, of the twelve (12)-month period following the Termination Date (the “Reimbursement Period”) that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the Executive’s timely submission of applicable documentation as described herein, the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be submitted by Executive to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Executive shall be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the Reimbursement Period; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. The Company may cease making such payments to the extent required to avoid any adverse consequences to Executive or the Company under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, and, to the extent such payments would not cause any such adverse consequences, the Company shall in lieu thereof provide to Executive (or Executive’s designated beneficiary or legal representative, if applicable) a monthly payment in an amount equal to the portion of the monthly COBRA premium that the Company would otherwise be required to pay under this section for Executive’s COBRA coverage, which payment will continue until the end of the subsidized COBRA continuation period otherwise prescribed in this section. The existence and duration of Executive’s rights and/or the COBRA rights of any of Executive’s eligible dependents will be determined in accordance with Section 4980B of the Code (as defined below).

(iv)    If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Executive (the “Release Condition”), then Executive shall not be entitled to any portion of the Termination Benefits. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(v)    For the avoidance of doubt, the Severance Payment, Termination Bonus Payment and COBRA Benefit (and any portion thereof) shall not be payable if the Commencement Date does not occur, or if Executive’s employment terminates: (i) upon the expiration of the Initial Term or a Renewal Term, as applicable, as the result of Executive’s issuance of a notice of non-renewal, (ii) due to Executive’s death or Disability as set forth in Section 7(d), (iii) due to Executive’s resignation without Good Reason pursuant to Section 7(e), or (iv) due to Executive’s termination for Cause pursuant to Section 7(a).

(g)    Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Executive is eligible to receive the Severance Payment, Termination Bonus Payment or COBRA Benefit pursuant to Section 7(f) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Executive has failed to abide by the terms of Sections 9, 10 or 11; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Executive’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Severance Payment, Termination Bonus Payment and COBRA Benefit and Executive shall promptly return to the Company all installments of the Severance Payment, Termination Payment and COBRA Benefit received by Executive prior to the date that the Company determines that the conditions of this Section 7(g) have been satisfied.

8.    Disclosures.

(a)    Executive hereby represents and warrants that, both as of the Effective Date and Commencement Date, there exist (i) no actual or potential Conflicts of Interest and (ii) no current or pending lawsuits, claims, charges, or arbitrations filed against or involving Executive or any trust or vehicle owned or controlled by Executive.

(b)    Promptly (and in any event, within three (3) Business Days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any lawsuit, claim or arbitration filed against or involving Executive or any trust or vehicle owned or controlled by Executive, in each case, Executive shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Executive engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Executive’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group. A “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Phoenix, Arizona are authorized or required by law to be closed.

9.    Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below).

(a)    Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Executive’s duties on behalf of the Company Group, Executive shall not remove from facilities of any member of the Company Group any equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company Group. The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b)    Notwithstanding any provision of Section 9(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i)    disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii)    disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties under this Agreement and is in the best interests of the Company Group;

(iii)    disclosures and uses that are approved in writing by the Board; or

(iv)    disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement in a form acceptable to the Company.

(c)    Upon the expiration of the Employment Period, and at any other time upon request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d)     “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); and (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (x) is or becomes generally available to the public or to other entities within the Company Group’s industry other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (y) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (z) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e)    Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from using his general industry knowledge or from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

10.    Non-Competition; Non-Solicitation.

(a)    The Company shall provide Executive access to Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 10. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill, customer relationships, and legitimate business interests.

(b)    During the Prohibited Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i)    engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Executive from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities: (x) are the same as or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group, (y) involve direct or indirect oversight of, or responsibility for, duties or responsibilities that are the same or similar to the duties or responsibilities that Executive had on behalf of any member of the Company Group, or (z) otherwise involve Executive having responsibilities with respect to the Business;

(ii)    appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii)    solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Executive had contact on behalf of any member of the Company Group or about whom or which Executive obtained Confidential Information in the final 24 months of his employment with the Company to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iv)    solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(c)    For the avoidance of doubt, Section 10(b)(i)(B) above shall not prevent Executive, following the Termination Date, from being employed or engaged by a diversified entity that engages in the Business, so long as: (x) such entity’s revenues associated with that part of its business that relate to the Business are less than ten (10%) of such entity’s revenues; and (y) Executive’s direct and indirect responsibilities do not relate to the Business.

(d)    Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that may be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to seek to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(e)    The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(f)    The following terms shall have the following meanings:

(i)    “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the Employment Period, including the business of developing, marketing, distributing, providing, or selling: (x) less-than-lethal law enforcement and public safety weapons and devices; and (y) public safety and law enforcement de-escalation training.

(ii)    “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii)    “Market Area” shall mean the United States.

(iv)    “Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Executive is no longer employed by any member of the Company Group.

11.    Ownership of Intellectual Property.

(a)    Executive agrees that the Company shall own, and Executive hereby assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support Executive’s disclosure obligation herein, Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by Executive (solely or jointly with others) during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

(b)    All of Executive’s works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Executive to the Company, Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c)    Executive recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Executive developed entirely on Executive’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.

(d)    To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Executive retains any Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(e)    All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by Executive prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group, or in which Executive asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and Executive represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, Executive hereby represents and warrants that there are no Prior Inventions, and Executive shall make no claim of any rights to any Prior Inventions. If, in the course of Executive’s employment with or affiliation with the Company or any other member of the Company Group, Executive uses in connection with or otherwise incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with (i) such product, process, or device of any member of the Company Group and (ii) the conduct of the business of the Company Group.

(f)    Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(g)    In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Executive.

(h)    In the event that Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Executive’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to assign said contracts or agreements, or if Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Executive’s termination, Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of
Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

12.    Arbitration.

(a)    Subject to Section 12(b), any dispute, controversy or claim between Executive and any member of the Company Group arising out of or relating to this Agreement or Executive’s employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by arbitration in Wilmington, Delaware in accordance with the then-existing American Arbitration Association (“AAA”) Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 12 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The arbitration shall be private and kept confidential by the parties and participants. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. The party whom the Arbitrator determines is the prevailing party in such arbitration (which shall be the party receiving substantially the relief sought) shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs associated with such arbitration and associated judgment.

(b)    Notwithstanding Section 12(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 9 through 11; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 12. By entering into this Agreement and entering into the arbitration provisions of this Section 12, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(c)    Nothing in this Section 12 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement. Further, nothing in this Section 12 precludes Executive from filing a charge or complaint with a federal, state or other governmental administrative agency.

(d)    Further notwithstanding the foregoing, to the extent that any dispute between Executive and the Company arises out of or relates to any of the equity award or other equity agreements referenced in Sections 3(c) or 3(d) above, such dispute shall be subject to the dispute resolution process set forth in the applicable award or other agreement.

13.    Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Executive shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Executive’s actual or prior areas of responsibility. In requesting any such cooperation following the end of the Employment Period, the Company shall take into account Employee’s professional and personal commitments. With respect to any such cooperation that follows the Employment Period, the Company shall provide reimbursement for those reasonable costs actually incurred by Executive in order to provide such cooperation, so long as such costs are approved by the Company in writing prior to being incurred.

14.    Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

15.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

16.    Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Delaware without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 12 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in New Castle County, Delaware.

17.    Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings (including any offer letter or similar agreement), oral or written, between the parties hereto concerning the subject matter hereof. Notwithstanding the foregoing, this Agreement complements and is in addition to (and does not replace or supersede) any obligation that Executive has to any member of the Company Group with respect to confidentiality, non-disclosure, non-competition or non-solicitation, including all obligations arising from Executive’s status or service as a member of the Board, regardless of whether such obligations arise by contract, statute, common law, or otherwise. This Agreement may be amended only by a written instrument executed by both parties hereto.

18.    Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

19.    Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive other than to Executive’s estate in the event of his death. The Company may assign this Agreement without Executive’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.

20.    Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Wrap Technologies, Inc.
1817 West 4th Street
Tempe, AZ 85281
Attention: Chair, Board of Directors

If to Executive, to the address on file with the Company.

21.    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22.    Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and any member of the Company Group prior to the termination of Executive’s employment with the Company or any member of the Company Group, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

23.    Section 409A.

(a)    Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of  the date of Executive’s death or the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

24.    Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary (or whether Executive would be subject to such excise tax) shall be made at the expense of the Company by a firm of independent accountants, a law firm, or other valuation specialist selected by the Board in good faith prior to the consummation of the applicable change in control transaction, and the applicable independent accountants, law firm, or other valuation specialist shall consider the value, if any, of Executive’s restrictive covenants (including the non-competition restrictions set forth herein) as part of its analysis as may be appropriate under the Section 280G of the Code. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 24 shall require the Company to provide a gross-up payment to Executive with respect to Executive’s excise tax liabilities under Section 4999 of the Code.

25.    Clawback. To the extent required by company policy, applicable law, government regulation or any applicable securities exchange listing standards, amounts paid or payable under this Agreement or the Equity Plan shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any other applicable member of the Company Group and applicable to executives of the Company generally, including pursuant to applicable law, government regulation or applicable securities exchange listing requirements, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or the Equity Plan in the event of material misstatements, financial restatements, other bad acts (or inaction), or other events or occurrences consistent with any proposed government regulation or proposed securities exchange listing requirement.  The Company and each member of the Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures that are consistent with the preceding sentence, including such policies and procedures applicable to this Agreement and the Equity Plan with retroactive effect.

26.    Effect of Termination. The provisions of Sections 7, 9-14 and 22 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

27.    Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 8, 9, 10, 11, 12 and 22 and shall be entitled to enforce such obligations as if a party hereto.

28.    Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

Executive and the Company each have caused this Agreement to be executed and effective as of the Execution Date.

EXECUTIVE ______________________________ TJ Kennedy

Executive and the Company each have caused this Agreement to be executed and effective as of the Execution Date.

WRAP TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT A

PRIOR INVENTIONS

1.         The following is a complete list of all Prior Inventions relevant to the subject matter of Executive’s employment by the Company that have been made or conceived or first reduced to practice by Executive alone or jointly with others prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group:

Check appropriate space(s):

☐         None.

☐         See below:

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

☐         Due to confidentiality agreements with a prior employer, Executive cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

☐         Additional sheets attached.

2.         Executive proposes to bring to Executive’s employment the following devices, materials, and documents of a former employer or other person to whom Executive has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Executive’s employment pursuant to the express written authorization of Executive’s former employer or such other person (a copy of which is attached to this Agreement):

Check appropriate space(s):

☐         None.

☐         See below.

___________________________________________________________________

___________________________________________________________________

☐         Additional sheets attached.